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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): June 22, 2000
                                                           -------------


                        Convergence Communications, Inc.
                        -------------------------------
             (Exact name of registrant as specified in its charter)



Nevada                                00-21143               87-0545056
------                                --------               ----------
(State or other jurisdiction of       (Commission File       (IRS Employer
incorporation)                        Number)                Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618
                                                            -------------




                      Wireless Cable & Communications, Inc.
                      -------------------------------------
         (Former name or former address, if changed since last report.)

Item 5:  Other Events

         Alcatel Vendor Financing Facility. On June 22, 2000, we closed our vendor financing facility with Alcatel. Under the terms of the facility, Alcatel agreed to finance up to $175 million of the costs of our acquisition of telecommunications equipment and design, engineering, installation and testing services for the deployment of our pan-regional high bandwidth metropolitan area network. Alcatel has operations in over 130 countries and annual revenues of over $22 billion, and is a world recognized builder of next-generation telecommunications networks.

         When it is completed, the network will cover 17 cities in Mexico, Venezuela, Guatemala, El Salvador, Costa Rica and Panama. The network will be designed as a "pure" Internet Protocol system for the delivery of both data and voice.

         The amounts Alcatel finances will be structured as three separate loans (covering our three basic marketing areas). We made our first draw under the facility at closing, and we will be able to make further draws through June 30, 2002. We will be required to repay the principal amounts we draw in quarterly installments, commencing 30 months from the closing date. The final maturity date for the facility is in January, 2007. We will pay interest on all amounts we borrow at a rate that we believe is competitive.

         We will be required to make mandatory prepayments on the drawn amounts from certain refinancings we obtain, from a portion of our excess cash flow, from a portion of any insurance payments (above certain thresholds) and from the sale of our assets.

         The loans from Alcatel are secured by a comprehensive security package that the parties are completing which includes

         o    A  pledge  of  our  stock  and  other   equity   interest  in  our
              subsidiaries;

         o A first and perfected security interest, to the extent permitted by law, in our licenses and permits for the operation of our networks or systems;

         o A security interest in our equipment, supplies, inventory and other personal property;

         o    An assignment,  for security purposes,  of our material contracts;
              and

         o    A security interest in our accounts receivable.

         At the closing of the facility, we paid Alcatel a commitment fee and an arrangement fee, and issued an affiliate of Alcatel warrants (together with registration rights) in an amount which we believe are consistent with fees and equity interests payable to large vendors for similar transactions.

         In connection with the closing of the facility, and at Alcatel's request, we restructured certain of our operations by creating a new, wholly-owned subsidiary, Latin American Broadband, Inc. ("LAB"). Our parent corporation, Convergence Communications, Inc., transferred essentially all of its operations and assets to LAB, and then Convergence Communications, Inc. pledged its shares in LAB to Alcatel as part of a security package for the Alcatel loans.

         For a more detailed description of the Alcatel facility, and the corporate restructurings we effected in connection with its closing, see our Annual Report on Form 10-KSB for the period ending December 31, 1999, and our Information Statement on Schedule 14C dated May 22, 2000.

         Settlement of Certain Litigation. Effective July 5, 2000, we settled our arbitration proceeding against Donald Williams. Under the terms of the settlement agreement, Mr. Williams and certain of his affiliates returned the shares they acquired in 1997 in our parent corporation, Convergence Communications, Inc., when we purchased our interests in Caracas Viva Vision T.V., S.A. ("CVV") and Communicaciones Centurion, S.A. ("Centurion"), and we returned the shares we acquired in CVV and Centurion to Mr. Williams and his affiliates. We believe the settlement was in our long-term best interest. For a more detailed description of the arbitration proceeding and the value we attributed to our interests in CVV and Centurion, see our Annual Report on Form 10-KSB for the period ending December 31, 1999.

Item 7.  Financial Statements and Exhibits.

        (a)       Financial Statements of Businesses Acquired.  N/A
                  -------------------------------------------

        (b)       Pro Forma Financial Information.  N/A
                  -------------------------------

        (c)       Exhibits.  N/A
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                                   CONVERGENCE COMMUNICATIONS, INC.



                                   By:  /s/ Jerry Slovinski
                                      -------------------------------
                                      Jerry Slovinski, Chief Financial Officer
                                      Dated:  July 7, 2000